FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2014 Fourth Quarter Earnings and Full Year Earnings

Austin, Texas, March 11, 2015 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today fourth quarter 2014 consolidated net earnings of $28.1 million, or $7.94 per diluted Class A common share, compared with consolidated net earnings of $27.8 million, or $7.87 per diluted Class A common share, for the fourth quarter of 2013. For the year ended December 31, 2014, the Company reported consolidated net earnings of $105.6 million, or $29.85 per diluted Class A common share, compared with $96.2 million, or $27.19 per diluted Class A common share, a year ago. The Company's book value per share increased to $428.01 as of December 31, 2014 from $398.36 at December 31, 2013.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $25.0 million for the quarter ended December 31, 2014, or $7.05 per diluted Class A common share, compared to $26.9 million, or $7.60 per diluted Class A common share, in the same period for 2013. Mr. Moody commented on the earnings results saying, "Business activity in the fourth quarter finished the year strongly. Annuity sales increased 9% in the fourth quarter of this year compared to last year and life insurance sales increased 6% for the same period. Life insurance sales, in particular, performed well and were up 31% over this year's third quarter." Earnings from operations for the full year of $98.0 million, or $27.72 per diluted Class A common share, represented an increase of 8% over the 2013 amount of $90.6 million, or $25.60 per diluted Class A common share. Mr. Moody observed that the Company's full year results passed the previous record set in 2013. "This past year was a very successful one from an operational standpoint. We decreased operating expenses and benefited from a lower incidence of claims and improved policy benefit experience," Mr. Moody indicated.

Realized gains on investments of $11.6 million for the year ended December 31, 2014 added incremental earnings to the Company's outcome for the year. Mr. Moody noted, "We are a buy and hold company given the importance of maintaining discipline in matching asset durations with that of our policyholder liabilities. More often than not, in a low interest rate environment, realized investment gains are the byproduct of bond calls and tenders. Our bond portfolio again performed very well with over 98% of our holdings rated investment grade at the end of the year and we continued our experience of the past several years of avoiding any significant impairments."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 264 employees and 21,470 contracted independent agents, brokers, and consultants, and at December 31, 2014, maintained total assets of $11.4 billion, stockholders' equity of $1.6 billion, and life insurance in force of $23.1 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Revenues, excluding investment and index option gains	160,119	157,570	628,559	625,715
Realized and unrealized gains on index options	19,338	99,160	68,616	225,899
Realized gains on investments	4,858	1,454	11,605	8,653
Total revenues	184,315	258,184	708,780	860,267

Earnings:
Earnings from operations	24,955	26,897	98,045	90,622
Net realized gains on investments	3,158	945	7,543	5,625
Net earnings	28,113	27,842	105,588	96,247

Net earnings attributable to Class A shares	27,318	27,054	102,602	93,524

Basic Earnings Per Class A Share:
Earnings from operations	7.06	7.61	27.74	25.64
Net realized gains on investments	0.89	0.27	2.13	1.59
Net earnings	7.95	7.88	29.87	27.23

Basic Weighted Average Class A Shares	3,436	3,435	3,436	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	7.05	7.60	27.72	25.60
Net realized gains on investments	0.89	0.27	2.13	1.59
Net earnings	7.94	7.87	29.85	27.19

Diluted Weighted Average Class A Shares	3,438	3,437	3,437	3,439

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com